Filed Pursuant to Rule 433 Registration Statement No. 333-259205

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 7, 2022
Pricing Supplement Dated July __, 2022 to the Product Prospectus Supplement No. ERN-ES-1 Dated September 14, 2021, the Prospectus Supplement Dated September 14, 2021 and the Prospectus Dated September 14, 2021
$ Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc., Due July 18, 2025 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Cumulative Barrier Notes (the “Notes”) linked to the common stock (the "Reference Stock") of Airbnb, Inc. (the "Reference Stock Issuer"). The Notes are our senior unsecured obligations, and will have the terms described in the documents set forth above, as supplemented or modified by this terms supplement. We will not make any payments on the Notes until the maturity date or a prior automatic call.
The Notes will be automatically called at the applicable Call Amount if the Observation Price (as defined below) of the Reference Stock is greater than or equal to the Initial Stock Price on any quarterly Observation Date, beginning in July 2023. The Call Amounts are based on a rate of return of [23.50% to 24.50%] per annum (which we will determine on the Trade Date, and which we refer to as the “Call Return Rate”). The Call Amounts will increase on each Observation Date to reflect that rate of return. (See the “Summary” section below for additional information.) However, if the Notes are not called, you may lose all or a substantial portion of your principal amount.
The Notes do not guarantee the return of principal at maturity. Any payments on the Notes are subject to our credit risk. The Notes do not pay interest.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this terms supplement, and “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated September 14, 2021 and page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	July 15, 2022	Principal Amount:	$1,000 per Note
Issue Date:	July 20, 2022	Maturity Date:	July 18, 2025
Valuation Date:	July 15, 2025 (which is the final Observation Date)
Initial Stock Price:	The closing price of the Reference Stock on the Trade Date.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Barrier Price:	60% of the Initial Stock Price.
Call Feature:
If the Observation Price of the Reference Stock is greater than or equal to the Initial Stock Price starting on July 18, 2023 or on any Observation Date thereafter, the Notes will be called and we will pay the applicable Call Amount on the corresponding Call Settlement Date.

Observation Dates and Call Settlement Dates:	Quarterly, as set forth below, beginning in July 2023.
Payment at Maturity (if held to maturity):
If the Notes are not called on any Observation Date (including the Valuation Date), we will pay you at maturity an amount based on the Final Stock Price:
For each $1,000 in principal amount, $1,000, unless the Final Stock Price is less than the Barrier Price.
If the Final Stock Price is less than the Barrier Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change)
Investors could lose some or all of their initial investment if the Final Stock Price is less than the Barrier Price.

CUSIP/ISIN:	78016FNW0 / US78016FNW04
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	2.25%	$
Proceeds to Royal Bank of Canada	97.75%	$
(1) If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC (“RBCCM”), acting as our agent, would receive a commission of approximately $22.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $22.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the Trade Date is expected to be between $888 and $938 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This terms supplement relates to an offering of Auto-Callable Cumulative Barrier Notes (the “Notes”) linked to the common stock of Airbnb, Inc. (the “Reference Stock”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date (Pricing Date):	July 15, 2022
Issue Date:	July 20, 2022
Final Valuation Date:	July 15, 2025
Maturity Date:	July 18, 2025
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Interest Payments:	None. No payments on the Notes will be made prior to maturity or automatic call.
Call Feature:
If, on any Observation Date (which begin in July 2023), the Observation Price of the Reference Stock is greater than or equal to the Initial Stock Price, then the Notes will be automatically called and the applicable Call Amount will be paid on the corresponding Call Settlement Date. The Call Amounts are set forth in the table below.

Observation Price:
The “Observation Price” will be the closing price of the Reference Stock as of the applicable Observation Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.

Initial Stock Price:	The closing price of the Reference Stock on the Trade Date, as determined by the Calculation Agent, subject to adjustment as set forth in the product prospectus supplement.
Call Return Rate:	[23.50% to 24.50%] per annum (to be determined on the Trade Date)
Observation Dates/Call Settlement Dates/Call Amounts:	Observation Dates	Call Settlement Dates	Call Amounts(1)
	July 18, 2023	July 21, 2023	[$1,235 - $1,245]
	October 16, 2023	October 19, 2023	[$1,293.75 - $1,306.25]
	January 16, 2024	January 19, 2024	[$1,352.50 - $1,367.50]
	April 15, 2024	April 18, 2024	[$1,411.25 – $1,428.75]
	July 15, 2024	July 18, 2024	[$1,470 - $1,490]
	October 15, 2024	October 18, 2024	[$1,528.75 - $1,551.25]
	January 15, 2025	January 21, 2025	[$1,587.50 - $1,612.50]
	April 15, 2025	April 21, 2025	[$1,646.25 - $1,673.75]
	July 15, 2025 (the "Valuation Date")	July 18, 2025 (the "Maturity Date")	[$1,705 - $1,735]
(1) The actual Call Amounts will depend upon the actual Call Return Rate, and will be set forth in the final pricing supplement relating to the Notes.
Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.
Barrier Price:	60% of the Initial Stock Price.

P-2	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
Payment at Maturity (if not previously called and held to maturity):
If the Notes are not called on any Observation Date (including the Valuation Date), we will pay you at maturity an amount based on the Final Stock Price:
•          If the Final Stock Price is greater than or equal to the Barrier Price, we will pay you a cash payment equal to the principal amount.
•          If the Final Stock Price is less than the Barrier Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Percentage Change)
The amount of cash that you will receive in this case will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if the Final Stock Price is less than the Barrier Price.

Percentage Change:	Final Stock Price – Initial Stock Price Initial Stock Price
Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to the Reference Stock will result in the postponement of an Observation Date or the Valuation Date, as described in the product prospectus supplement.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a callable pre-paid cash-settled derivative contract linked to the Reference Stock for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the captions “General Terms of the Notes” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement dated September 14, 2021, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-3	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and in the product prospectus supplement dated September 14, 2021, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-ES-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031259/brhc10028936_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
HYPOTHETICAL EXAMPLES
The table set out below is included for illustration purposes only. The table is based on a hypothetical Initial Stock Price of $100; the actual Initial Stock Price will be set forth in the final pricing supplement relating to the Notes. The table illustrates payment upon an automatic call and the Payment at Maturity of the Notes for a hypothetical range of performance for the Reference Stock, assuming the following terms:
Hypothetical Initial Stock Price:	$100.00
Hypothetical Barrier Price:	$60.00, which is 60% of the hypothetical Initial Stock Price
Principal Amount:	$1,000 per Note
Hypothetical Call Return Rate:	24.00% per annum (the midpoint of the range set forth above)
Hypothetical Call Amounts:	$1,240 if called on the first Observation Date, increasing by $60.00 on each subsequent Observation Date, as set forth in the table above.

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
Initial Stock Price	$100.00	$100.00	$100.00	$100.00	$100.00
Observation Price on the First Observation Date	$125.00	$90.00	$95.00	$97.50	$95.00
Observation Price on the Second Observation Date	N/A	$110.00	$97.50	$95.00	$55.00
Observation Price on the Third to Eighth Observation Dates	N/A	N/A	Less than $100.00	Less than $100.00	Less than $100.00
Observation Price on the Final Observation Date	N/A	N/A	$110.00	$90.00	$50.00
Percentage Change	N/A	N/A	N/A	-10%	-50%
Call Amount	$1,240	$1,300	$1,720 (paid on the maturity date)	N/A	N/A
Payment at Maturity (if not previously called)	N/A	N/A	N/A	$1,000	$500

P-5	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
Hypothetical Examples of Amounts Payable Upon an Automatic Call
The following hypothetical examples illustrate payments of the Call Amounts set forth in the table in the “Summary” section above.
Example 1: The closing price of the Reference Stock increases as of the first Observation Date. Because the Observation Price on the first Observation Date is greater than the Initial Stock Price, the investor receives on the applicable Call Settlement Date a cash payment of $1,240, representing the corresponding Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 2: The closing price of the Reference Stock decreases from the Initial Stock Price to its Observation Price on the first Observation Date, but the price of the Reference Stock increases from the Initial Stock Price as of the second Observation Date. Because the Reference Stock's closing price on the first Observation Date is less than the Initial Stock Price, the Notes are not called on the first Observation Date. Because the Observation Price on the second Observation Date is greater than the Initial Stock Price, the investor receives on the applicable Call Settlement Date a cash payment of $1,300, representing the corresponding Call Amount. After the Notes are called, they will no longer remain outstanding and there will be no further payments on the Notes.
Example 3: The Notes are not called on any of the first 8 Observation Dates, but the Final Stock Price has increased by 10% as of the Valuation Date. Because the Notes are not called on any of the preceding Observation Dates and the Observation Price on the Valuation Date is greater than the Initial Stock Price, the investor receives on the Maturity Date a cash payment of $1,720, representing the corresponding Call Amount for the final Observation Date.
Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated, assuming the Notes have not been called.
Example 4: The price of the Reference Stock decreases by 10% from the Initial Stock Price to a Final Stock Price of $90. The Notes are not called on any Observation Date because the Observation Price is less than the Initial Stock Price on each Observation Date (including the Valuation Date). Because the Final Stock Price is less than the Initial Stock Price, but is greater than the Barrier Price, the investor receives at maturity a cash payment of $1,000 per Note, despite the decline in the price of the Reference Stock.
Example 5: The closing price of the Reference Stock is $50 on the Valuation Date, which is less than the Barrier Price. The Notes are not called on any Observation Date because the Observation Price is less than the Initial Stock Price on each Observation Date (including the Valuation Date). Because the Final Stock Price is less than the Barrier Price, we will pay only $500 for each $1,000 in the principal amount of the Notes, calculated as follows:
Principal Amount + (Principal Amount x Percentage Change)
= $1,000 + ($1,000 x -50%) = $1,000 - $500 = $500
* * *
The payments shown above are entirely hypothetical; they are based on prices of the Reference Stock that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Stock.

P-6	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose Some or All of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the price of the Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price on the Valuation Date is less than the Barrier Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the price of the Reference Stock from the Trade Date to the Valuation Date.

•
The Notes Are Subject to an Automatic Call — If, on any Observation Date, the Observation Price is greater than or equal to the Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive the applicable Call Amount on the corresponding Call Settlement Date. You will not receive any payments after the Call Settlement Date and you will not receive any return on the Notes that exceeds the applicable Call Amount set forth above, even if the price of the Reference Stock increases substantially. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes.

•
The Return on the Notes Will Be Limited to the Call Return Rate — You will only receive a positive return on the Notes if the Observation Price of the Reference Stock on an Observation Date is greater than or equal to the Initial Stock Price.  Even in such a case, your return on the Notes will not exceed the return represented by the Call Return Rate, even if the price of the Reference Stock exceeds that return.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of any Call Amounts, if payable, and the amount due on the maturity date, is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the price of the Reference Stock increases after the Trade Date. No assurance can be given as to what our financial condition will be at any time during the term of the Notes.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity, each Observation Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We

P-7	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to the Reference Stock
•
Owning the Notes Is Not the Same as Owning the Reference Stock — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stock during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stock may have. Furthermore, the Reference Stock may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Call Amount.

•
There Is No Affiliation Between the Reference Stock Issuer and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuer — We are not affiliated with the issuer of the Reference Stock (the “Reference Stock Issuer”). However, we and our affiliates may currently, or from time to time in the future engage, in business with the Reference Stock Issuer. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stock.

•
The Reference Stock Has Limited Historical Information — Airbnb, Inc. commenced trading on December 10, 2020. Because this Reference Stock has a limited trading history, your investment in the Notes linked to the Reference

P-8	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
Stock may involve a greater risk than investing in securities linked to an equity security with a more established record of performance.
Risks Relating to Conflicts of Interest
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stock that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share price of the Reference Stock, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Stock Issuer, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we, and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stock. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share price of the Reference Stock, and therefore, the market value of the Notes

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stock — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Stock from multiple sources, and you should not rely solely on views expressed by our affiliates.

P-9	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
INFORMATION REGARDING THE REFERENCE STOCK ISSUER
The Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Stock Issuer is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stock Issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of the Reference Stock set forth below from Bloomberg Financial Markets.
Airbnb, Inc.
Airbnb, Inc. operates an online marketplace for travel information and booking services. The company offers lodging, home-stay, and tourism services via websites and mobile applications.
The company’s common stock is listed on the Nasdaq under the ticker symbol “ABNB”.

P-10	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
HISTORICAL INFORMATION
The graph below illustrates the performance of the Reference Stock from December 10, 2020 (the date that it commenced trading) to July 5, 2022, reflecting a hypothetical Initial Stock Price of $95.94, which was its closing price on July 5, 2022. The red line represents a hypothetical Barrier Price of $57.56, which is equal to 60% of the hypothetical Initial Stock Price (rounded to two decimal places). The actual Initial Stock Price and Barrier Price will be based on the closing price of the Reference Stock on the Trade Date.

P-11	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-12	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about July 20, 2022, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

P-13	RBC Capital Markets, LLC

Auto-Callable Cumulative Barrier Notes Linked to the Common Stock of Airbnb, Inc. Royal Bank of Canada
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stock. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stock, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-14	RBC Capital Markets, LLC